Exhibit 10.57

MANAGEMENT AGREEMENT

BY AND BETWEEN

GAMING ENTERTAINMENT (DELAWARE), L.L.C.

AND

HARRINGTON RACEWAY, INC.

JANUARY 31, 1996

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

Definitions

ARTICLE 2 EXCLUSIVITY

2.1	Exclusivity

ARTICLE 3 TERM

3.1	Term

ARTICLE 4 DUTY AND AUTHORITY OF GED

4.1	GED’s Duties in Connection with Operation
4.2	No Liability
4.3	Marketing and Advertising
4.4	Busing Programs
4.5	Contracting
4.6	Internal Control Systems

ARTICLE 5 EMPLOYMENT PRACTICES & DELEGATION OF DUTIES

5.1	GED Responsibility
5.2	Employee Policies
5.3	Management Employees
5.4	Off-Site Employees
5.5	No GED Officer/Director Salaries
5.6	Employee Background Checks
5.7	Local Hiring Preference
5.8	Delegation of Duties

ARTICLE 6 ACCOUNTING AND CASH MANAGEMENT

6.1	Depository Accounts
6.2	Deposits to Depository Accounts
6.3	Disbursement Accounts
6.4	No Cash Disbursements
6.5	Reserve Funds and Petty Cash Fund
6.6	Transfers Between Accounts
6.7	Disbursement of Management Fees
6.8	Nature of Accounts
6.9	Payment of Fees and Disbursements
6.10	Operative Dates

i

6.11	Financial Statements
6.12	Books of Account

ARTICLE 7 MANAGEMENT FEES

7.1	Base Management Fees
7.2	Deferral of Base Management Fee
7.3	Target Bonus
7.4	Annual Reconciliation
7.5	Off-Site Employees, Travel and Out-of-Pocket Expenses
7.6	Start-Up Advances
7.7	Continuing Advances

ARTICLE 8 INSURANCE

8.1	Obligation to Insure
8.2	Construction Period
8.3	Insurance Minimums

ARTICLE 9 LIENS AND ENCUMBRANCES

9.1	Sale, Transfers, Mortgages and Liens by HRI
9.2	Sale, Transfers, Mortgages and Liens by GED

ARTICLE 10 DAMAGE, CONDEMNATION OR IMPOSSIBILITY

10.1	Generally
10.2	Release and Forgiveness

ARTICLE 11 TRADE NAMES, MARKS AND CONFIDENTIAL INFORMATION

11.1	Project Name
11.2	Trade Names, Trade Marks and Service Marks
11.3	GED Marks
11.4	Confidential Information
11.5	Proprietary Information of GED
11.6	Employment Solicitation Restriction Upon Termination

ARTICLE 12 REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of HRI
12.2	Representations and Warranties of GED

ARTICLE 13 ADDITIONAL, COVENANTS OF HRI AND GED

13.1	Avoidance of Breach of Representations, Warranties, Etc.
13.2	Taxes and Other Liabilities
13.3	Certain Notices
13.4	Other Agreements
13.5	Comply with Laws
13.6	File Reports
13.7	Further Assurances
13.8	Future Acts
13.9	No Amendments
13.10	No Damage to Property
13.11	Notice of Defaults
13.12	Litigation
13.13	Records

ARTICLE 14 OTHER CONDITIONS

14.1	Other Conditions

ARTICLE 15 TERMINATION; DEFAULT; REMEDIES

15.1	Termination
15.2	Notice and Cure Periods
15.3	Remedies
15.4	Conclusion of Term

ARTICLE 16 ARBITRATION AND ENFORCEMENT

16.1	Arbitration
16.2	Judicial Enforcement of Arbitration
16.3	Trial By Jury; Venue
16.4	Legal Fees

ARTICLE 17 INDEMNIFICATION

17.1
17.2

ARTICLE 18 MISCELLANEOUS

18.1	Successors and Assigns
18.2	Entire Agreement
18.3	Amendments
18.4	Notices
18.5	Expenses

18.6	Waiver
18.7	Severability
18.8	Construction Generally
18.9	Titles and Headings
18.10	Choice of Law
18.11	Counterparts
18.12	Time is of the Essence
18.13	No Partnership
18.14	Termination
18.15	Recording
18.16	Exhibits
18.17	Curative Moneys Expended

ARTICLE 19 GUARANTY

19.1	Guaranty

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made this 31st day of January, 1996 by and Between HARRINGTON RACEWAY, INC. (“HRI”) having as its address P.O. Box 28, Harrington, Delaware 19952 and GAMING ENTERTAINMENT (DELAWARE), L.L.C. (“GED”) having as its address 55 Technology Way, West Greenwich, Rhode Island 02817.  Terms used herein and not otherwise defined shall have the meanings as set forth in Article I.

WITNESSETH:

WHEREAS, HRI under a lease (“the DSF/HRI Lease”) between HRI, as tenant, and Delaware State Fair, Inc. (“DSF”), as landlord, currently leases certain Property from DSF for the purpose of conducting live harness horse racing; and

WHEREAS, the General Assembly of the State of Delaware enacted the Horse Racing Development Act (the “Act”) which permits HRI to serve as the lottery agent with respect to Video Lottery Machines placed on and operated at the Property;

WHEREAS, HRI desires to operate Video Lottery Machines to the fullest extent allowed by law;

WHEREAS, GED has subleased from HRI certain portions of the Property (the “GED Premises”) and intends to improve the GED Premises to include facilities (“the Entertainment Center”) to, inter alia, house the Video Lottery Machines; and

WHEREAS, by means of that certain Sublease and Leaseback Agreement executed coincident herewith between HRI and GED, GED has leased back the Entertainment Center and Related Improvements to HRI to allow HRI to operate Video Lottery Machines at the Entertainment Center in compliance with the Act and to conduct other related Commercial Activities; and

WHEREAS, DSF and GED entered into a Nondisturbance Agreement dated as of January 31, 1996, with respect to the DSF/HRI Lease and related matters; and

WHEREAS, in accordance with the terms and conditions of this Agreement, HRI has retained the services of GED to manage the operation of the Entertainment Center and the other Commercial Activities; and

WHEREAS, all of the aforesaid enumerated documents, together with such other documents, agreements and instruments as the parties from time to time deem necessary to further effectuate the operation of the Entertainment Center and the other Commercial Activities on the terms and conditions set forth herein or therein are collectively hereinafter referred to as the “Transaction Documents”; and

WHEREAS, except as otherwise provided in this Agreement, all fees and expenses relating to operation of the Entertainment Center and Related Improvements (including, without limitation, the fees and reimbursements due GED from time to time under the terms of this Agreement) are to be paid solely from the revenues generated by the Entertainment Center and Related Improvements (the intention being that neither HRI nor DSF shall be subject to any liability in the event the Entertainment Center and Related Improvements do not generate sufficient revenues to pay Management Fees, Operating Expenses or other payments associated with the operation of the Entertainment Center and Related Improvements; and

WHEREAS, each of the Transaction Documents are each being executed in consideration of the execution of the other Transaction Documents.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt, validity and sufficiency of which are hereby acknowledged, HRI and GED hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following terms used in this Agreement shall, unless the context requires, have the meanings specified in this Article I.  Any defined term used in this document which is not defined herein but which is defined in the HRI/GED Sublease and Leaseback Agreement or the DSF/HRI Lease shall have the meaning ascribed to it therein.

“Act” means the Horse Racing Redevelopment Act enacted by the General Assembly of the State of Delaware.

“Affiliate” means any person or entity which directly or indirectly controls a party, or which is controlled by or is under common control with such specified person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agent Commission” means all amounts which the Operator is entitled to be paid by the Delaware State Lottery as a commission pursuant to the Act for serving as a video lottery agent thereunder.

“Bank Accounts” means the bank accounts established by HRI and/or GED pursuant to this Agreement for the operation of the

Entertainment Center and the Related Improvements including, without limitation, the Depository Accounts, the Disbursement Account, the Cash Contingency Reserve Fund and the Petty Cash Fund.

“Base Management Fee” means the management fee calculated and payable to GED pursuant to Section 7.1.

“Cash Contingency Reserve Fund” means the fund established pursuant to Section 6.5.

“Commencement Date” means the earlier of:  (i) the date on which Video Lottery Machines become operational at the Entertainment Center Premises, or (ii) 12 months from the date hereof.  In the event HRI and GED determine to open a temporary facility prior to the date a permanent facility is completed and open to the public (i) for purposes of calculating the Term set forth in Section 3.1, the Commencement Date shall be deemed to have occurred on the date Video Lottery Machines may become operational at the permanent facility, which date shall not be earlier than the date on which the permanent facility is completed and open to the public and (ii) for purposes of all other Sections of this Agreement, the Commencement Date shall be deemed to have occurred on the date which GED gives written notice to HRI that Video Lottery Machines may become operational at the temporary facility.

“Commercial Activities” means any commercial activity conducted within or in connection with the operation of, the Entertainment Center, including, without limitation, gaming activities, other commercial activities and the rental or leasing of space within the Entertainment Center or any improvements therein or any portion thereof.

“Common Areas” means all portions of the Property made available by HRI for use in connection with the operation of the Entertainment Center and the other Commercial Activities, such portions to include, without limitation, driveways, entrances and exits, service corridors, alleys, sign frontage and parking areas made available by HRI to the aforesaid operation.

“Default” or “Event of Default” shall have the meaning as set forth in Article 15.

“Depository Accounts” means the separate bank accounts established pursuant to Section 6.1 into which all receipts from Commercial Activities and Agent Commissions shall be deposited.

“Disbursement Accounts” means the bank accounts established pursuant to Section 6.3.

“DSF/HRI Lease” means the Lease Agreement entered into between DSF, as lessor, and HRI, as lessee, involving the larger premises of which the Property is a part.

“Enterprise Name” shall have the meaning ascribed to it in Section 11.1.

“Entertainment Center” means those certain facilities intended to house the Video Lottery Machines and conduct Commercial Activities, including related parking areas, all to be accessed and serviced by means of rights of way and easements with respect to the Property and reasonably necessary to the operation of the Entertainment Center and Related Improvements (all of the same being more particularly described by Exhibit “A”).

“Furniture, Fixtures and Equipment” means the furniture, fixtures and equipment described in Exhibit “E” attached hereto and made a part hereof.

“GED Premises” shall mean those premises more particularly identified by Exhibit “B”.

“Gross Revenues” means all revenues, rental income (other than rental payments under the DSF/HRI Lease or the Sublease and Leaseback Agreement), sales or other income derived from goods sold, services performed or Commercial Activities conducted in connection with the Entertainment Center and the Related Improvements, including, without limitation, Gross Win derived from Video Lottery Machines operated within the Entertainment Center, other income and sales derived from gaming and vending equipment, sales of food, beverages, non-food merchandise, OTB Revenue, revenue derived on the GED Premises from programs conducted by and/or with the consent of, and/or at the direction of GED and all other revenues, rental income, sales or other income derived from operation of the Entertainment Center and the Related Improvements, net of payments of, and accruals for, payments of winnings to players, and prior to deduction for expenses of any kind or nature including, without limitation, (i) gaming taxes, (ii) payments to the Delaware State Lottery for Video Lottery Machines and services, and (iii) statutory purse supplements payable from Video Lottery Machines.

“Gross Win” means the amount remaining after payment of, and accrual for, prizes to players.

“Improvements” means the improvements to be constructed by GED at the Entertainment Center in accordance with the Plans.

“Initial Installment Date” means the first day of the first calendar month following the Commencement Date.

“Interest Rate” shall mean the prime rate of interest as announced in the Wall Street Journal on the last business day of the preceding calendar month plus one percent (1%); provided, however, that if a Default has occurred and is continuing, then interest shall accrue at a rate of the lesser of (i) the maximum lawful rate of interest permitted by law, or (ii) prime plus four percent (4%).

“Lease/Leaseback Agreement” shall mean that certain agreement between GED and HRI referenced in the fifth recital to this Agreement.

“Management Fees” mean the Base Management Fees and Target Bonus payable to GED pursuant to this Agreement.

“Net Operating Profit” means Gross Revenues less Operating Expenses.

“Operating Expenses” means all expenses incurred by or at the direction of GED, subject to the prior consent of HRI or within the parameters hereafter established by mutual agreement of HRI and GED, in connection with the operation of the Entertainment Center and Related Improvements and/or the other Commercial Activities, including, without limitation, the expenses of GED in performing GED’s duties under this Agreement, the cost of goods sold and materials and supplies used in respect of the Commercial Activities, administration, salaries, wages, training, employment taxes and benefit programs for persons employed to conduct the Commercial Activities (including the general manager), license fees assessed, and gross receipts taxes, sales taxes, or excise taxes in connection with the operation of the Entertainment Center and Related Improvements including those incurred by the parties in connection with the Entertainment Center and Related Improvements, police and security services, utility services (including heat, power, light, sewer, water, garbage removal, maintenance, telephone and air conditioning), ordinary remodeling, repairs and maintenance, insurance costs related to the Entertainment Center and Related Improvements, property taxes relating only to the Entertainment Center and Related Improvements, bonding, advertising, marketing and promotional expenses (including without limitation, costs relating to busing or other customer transportation and complementary services or goods given to customers), accounting fees, legal and other professional fees, travel expenses for the officers and directors of GED incurred in connection with performance of this Agreement, uninsured judgments, fines and penalties rendered against any business conducted by GED at the Entertainment Center (and not the result of willful misconduct or gross negligence on the part of GED or others acting under or through GED), payments of fees in lieu of taxes, payments to or charges by, the City of Harrington, the County of Kent, the State of Delaware or the United States including, without limitation, (i) gaming taxes payable to the State of Delaware, (ii) payments to the Delaware State Lottery for Video Lottery Machines and services, and (iii) statutory purse supplements payable from the net win of Video Lottery Machines pursuant to the Act, or any other expenses designated as Operating Expenses upon the mutual agreement of the parties, but specifically excluding the following:

debt service, payments or distributions of any kind to DSF or HRI, Base Management Fees, Lease/Leaseback Agreement payments, Target Bonuses, depreciation, property, income, excise or other taxes payable to Federal, State and local governments (other than those specifically set forth above as an expense), expenses associated with operation, and up-keep and maintenance of the horse racing or any other facility and Common Areas, except to the extent that such expenses for operations, up-keep and maintenance of the Common Areas are directly attributable or necessary for the operation of the Entertainment Center and Related Improvements, in which case such expenses shall be deemed Operating Expenses.

“OTB Revenue” means off-track betting lease payments derived from simulcasting on the Property.

“Petty Cash Fund” means the fund established pursuant to Section 6.5.

“Plans” means the plans to be prepared by GED for the construction and/or improvement of the Entertainment Center and related facilities.

“Property” means the real property together with all buildings, structures, fixtures and improvements located thereon or thereunder or to be located thereon or thereunder, in Kent County, Delaware, leased by HRI from DSF and commonly known as the Delaware State Fairgrounds, together with such other parcels, rights of way and easements acquired or leased by HRI or otherwise available to HRI to enhance the businesses operated by HRI from time to time on the Delaware State Fairgrounds all as more particularly described on Exhibit “C” hereto.

“Related Improvements” mean those improvements constructed and to be constructed or installed on the GED Premises and/or Common Areas outside the boundaries of the Entertainment Center for the benefit of the GED Premises, including, without limitation, improvements to the infrastructure, access ways and roadways, parking areas, signage, drainage, utility lines and landscaping.

“Rental payments” means all rental payments to be made pursuant to the Lease/Leaseback Agreement.

“Target Bonus” means any bonus paid to GED pursuant to Section 7.3.

“Transfer” means any sale, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, transfer or divestiture, the effect of which is to grant to another an interest in the Entertainment Center or any asset related to the operation of the Entertainment Center either directly or indirectly, including any interest taken as security and including any change in the legal or equitable title of the Entertainment

Center or in the beneficial ownership of the Entertainment Center whether or not of record and whether or not for consideration.

“Video Lottery Machines” mean any gaming machine, device and/or associated equipment authorized by Delaware law.

ARTICLE 2
EXCLUSIVITY

2.1          Exclusivity.  Unless GED shall have previously agreed in writing and except as may relate to live harness racing or Delaware State Fair activities currently conducted on the Property, HRI shall neither lease or sublease any portion of the Property to anyone other than GED to operate, nor itself operate or retain the business services of any manager or agent other than GED to operate any gaming activities on the Property, nor acquire any interest in, or conduct, any other gaming enterprise on, or within 100 miles of the Property.

ARTICLE 3
TERM

3.1          Term.  This Agreement shall be effective for a term (“the Term”) commencing on the date of final execution and continuing until the earlier of:  (i) fifteen (15) years from the Initial Installment Date; (ii) the expiration of the Act (unless the Act is extended or replaced by a substantially similar Act within one (1) year following expiration of the same, in which event the Act shall not be deemed to have expired for purposes of this provision); or (iii) termination of this Agreement as otherwise hereinafter provided.

ARTICLE 4
DUTY AND AUTHORITY OF GED

4.1          GED’s Duties in Connection with Operation.  HRI hereby grants GED the exclusive right, on behalf of HRI, to manage and operate the day-to-day operation, management and maintenance of the Entertainment Center and Related Improvements.  GED shall use its reasonable best efforts to perform GED’s duties in connection with this Agreement including the following (the cost of which shall constitute Operating Expenses):

(a)           To collect, deposit and maintain all Gross Revenues received in connection with operation of the Entertainment Center and Related Improvements in such designated agency accounts as GED shall determine and HRI approve (which approval shall not be unreasonably withheld) in accordance with Article VI.

(b)           To undertake, directly or through third party providers, for the general administration, management and operation of the Entertainment Center and Related Improvements (including,

without limitation, providing for (i) water, heat, light and other utility services, (ii) recurring services such as trash removal, pest extermination, decorating, gardening, laundry, telephone service, snow removal and any other customary and commercially reasonable contracts or services (all such contracts being cancelable upon no more than thirty (30) days prior notice to the vendor, unless GED determines that cost savings justify a longer term), (iii) purchases herein contemplated using reasonable best efforts to obtain provisions in such contracts and purchases which are beneficial to the operation of the Entertainment Center and Related Improvements, (iv) marketing and promotional programs or services, (v) personnel services, (vi) accounting, bookkeeping and cash management services, and (vii) security).  GED shall not contract, directly or indirectly, with any Affiliate of GED, unless GED shall first obtain the written consent of HRI.

(c)           To terminate contracts and recover possession of property and to otherwise enforce all the rights of any party with respect to any contract or dispute related to the Entertainment Center and Related Improvements, and to institute and prosecute legal actions against third parties and to determine when to settle, compromise and/or release any such actions or suits.

(d)           To maintain the Entertainment Center, the Related Improvements and the Common Areas (to the extent necessary or appropriate for the operation of the Entertainment Center, the Related Improvements and the Common Areas) in a good state of repair and condition, and to cause to be made such ordinary repairs, alterations and improvements to the Entertainment Center and Related Improvements, including the purchase of and payment for such maintenance and repairs and such supplies and equipment as are reasonably necessary with respect thereto.

(e)           To cause replacement or substitution of equipment, furnishings, fixtures and the like comprising the Entertainment Center and Related Improvements as the same are damaged, destroyed or become obsolete or as otherwise necessary in the best interests of the Entertainment Center and Related Improvements.  With the consent of HRI (which consent shall not be unreasonably withheld) GED may, as GED determines necessary or desirable, make such further alterations, improvements and changes to the Entertainment Center and Related Improvements including any existing landscape, building or other structure, and make construct, repair or replace any component of the Related Improvements.  All work undertaken by or through GED shall be completed in a timely, good and workmanlike manner.  GED shall have the right to enter onto the Property as reasonably necessary to facilitate any of the foregoing and the same shall include the making of all purchases, and in general, doing and performing all acts and things, including the execution of contracts, incident to such replacement or substitution.

(f)            To obtain and keep current all licenses and permits required for GED to perform GED’s obligations hereunder.

(g)           To disburse or remit, as permitted by this Agreement, out of the Disbursement Account, in the order of priority set forth herein and, if not set forth herein, in such manner and priority as GED (with HRI’s consent, which shall not be unreasonably withheld) shall determine, all Operating Expenses and Soft Costs incurred in the operation, management and maintenance of the Entertainment Center, and/or the Related Improvements, including, without limitation:

(i)            Expense reimbursements payable to GED as provided by Article 6 and all other sums, costs, fees and expenses payable to GED as provided herein;

(ii)           Repairs, decorating costs and alterations as GED may determine are reasonable (subject to such parameters as are hereafter established by the parties) in connection with the operation, management and maintenance of the Entertainment Center and Related Improvements;

(iii)          Employee costs as set forth more fully in Article 5, including payroll, payroll taxes, workers compensation, unemployment insurance, medical insurance and employer’s liability insurance premiums at limits no less than those required by law, employer’s non-owned auto liability insurance premiums and fidelity bond coverage for on-site personnel engaged in cash management activities;

(iv)          Reasonable legal costs, soft costs, and expenses incurred by GED and HRI in connection with the Transaction Documents;

(v)           Payments due GED or HRI under any Transaction Document; and

(vi)          Such other Operating Expenses as GED may determine are reasonable (subject to such parameters as are hereafter mutually established by the parties) and necessary for proper operation of the Entertainment Center and Related Improvements.

(h)           To remit to the taxing authority levying any taxes, assessments or levies from the Disbursement Account, amounts sufficient to pay real estate taxes and other charges, assessments or levies of whatever kind or nature imposed upon or against the Entertainment Center or Related Improvements.

(i)            To remit from the Disbursement Accounts to any insurance carrier(s) selected by GED and approved by HRI, or to remit to HRI amounts sufficient to purchase insurance to protect the interests of HRI, GED and, as the case may be, DSF, in connection with the Entertainment Center and Related Improvements.

(j)            To retain all books and records for at least four (4) years following expiration or termination of GED’s duties pursuant to this Agreement and to furnish, at any time or times, copies thereof to HRI or HRI’s designee, as HRI reasonably directs (the cost of doing so being an Operating Expense).

(k)           To promptly notify HRI and DSF, in writing, of any personal injury, property damage or other claim (including a claim of unlawful or discriminatory acts in connection with the operation of the Entertainment Center) occurring on, or claimed by any party on or with respect to, the Entertainment Center or the Related Improvements, and to promptly forward to HRI and DSF any summons, subpoena or other like legal document served upon GED relating to actual or alleged potential liability of HRI, DSF or GED (whether or not in connection with the Entertainment Center or the Related Improvements, or the operation of the foregoing).

(1)           To use all reasonable efforts to prevent violations of, and otherwise comply with, the provisions of any laws, ordinances or regulations applicable to use and occupancy of the Entertainment Center and the Related Improvements.

(m)          To provide financial and advisory services to HRI, as HRI may reasonably request from time to time, in respect of the activities conducted pursuant to this Agreement (including services related to financial reporting, obtaining and maintaining licenses, obtaining and maintaining insurance policies, and coordinating and resolving eminent domain or condemnation proceedings and insurance claims).

(n)           To provide appropriate security for the operation of the Entertainment Center and Related Improvements.  Any security officer whom GED retains or contracts for shall be bonded and insured in an amount reasonably satisfactory to HRI (it being agreed that such amount shall be commensurate with such officer’s enforcement duties and obligations).

4.2          No Liability.  GED assumes no liability whatsoever for any acts or omissions of DSF, HRI or any previous owners of the Property or any previous management or other agent of either.  Except as otherwise provided for herein, GED assumes no liability for violations currently existing with respect to applicable laws or regulations, including without limitation, laws or regulations relating to health, taxes or the environment or hereafter with respect to any environmental laws or regulations and HRI agrees to indemnify and hold GED harmless from and against any and all claims, fines, costs, fees and expenses arising in respect thereof.  GED shall promptly notify DSF and HRI in writing of any such violation discovered by GED but the failure to so notify shall not be a waiver of GED’s rights hereunder.  Within five (5) days after receipt of notice of such occurrence from GED, HRI shall undertake or cause others to undertake all actions required to correct or comply with any applicable codes, statutes, ordinances, law or regulations.  Notwithstanding anything in the foregoing to the contrary, GED shall be responsible for all violations of applicable laws as a direct result of any act or omissions by GED or others acting under or through GED and shall indemnify and hold HRI and DSF harmless from and against any and all claims, fines, costs, fees and expenses (including, without limitation, all court and arbitration costs and all reasonable attorneys fees paid by or chargeable to HRI) arising in respect to matters encompassed by the foregoing indemnity obligation of GED.

4.3          Marketing and Advertising.  GED shall advertise and promote the operations of Entertainment Center and may do so in coordination with the sales and marketing programs of GED and other gaming establishments managed by GED or its Affiliates.  All such sales and marketing programs shall be conducted in compliance with Delaware law and the rules and regulations promulgated thereunder.  GED may participate in sales and promotional campaigns and activities involving complimentary food, beverage, shows, chips and tokens.  GED shall have the right, to an extent commensurate with the prospective benefit accruing therefrom to the operations of the Entertainment Center, to use and to be reimbursed for the reasonable cost of marketing and advertising services of the employees of GED and its Affiliates not located at the Property.

4.4          Busing Programs.  GED shall assess the feasibility of development and utilization of busing programs designed to promote the Entertainment Center in a cost effective manner.  The costs of any such program which is implemented may be shared among HRI and the operations of the Entertainment Center, as determined by mutual agreement of GED and HRI.

4.5          Contracting.  In entering into contracts for the supply of goods and services related to the operations of the Entertainment Center and Related Improvements, GED shall give preference to local businesses if GED determines that such businesses can supply goods and services at a competitive quality, cost, or time of performance and/or in a manner or upon other terms acceptable to GED.

4.6          Internal Control Systems.  GED shall develop and install controls (the “Internal Control Systems”) for the monitoring of all funds generated in connection with the operations of the Entertainment Center and Related Improvements as required by the Act in order to minimize the opportunity for loss of proceeds from such operations and to comply with applicable law.  HRI, as HRI elects, shall have the right, at anytime and from time to time, to review the operation and results of all Internal Control Systems.  As part of the Internal Control Systems, GED shall install a closed circuit television system to monitor cash handling activities of the Entertainment Center and Related Improvements and HRI shall have full access to that system and its records.

ARTICLE 5
EMPLOYMENT PRACTICES & DELEGATION OF DUTIES

5.1          GED Responsibility.  GED shall have exclusive responsibility and authority for selecting, controlling and discharging employees who perform services in connection with the performance of GED’s responsibilities under this Agreement involving the Entertainment Center and Related Improvements.  Unless prohibited by the Act, all such employees will be GED’s employees.

5.2          Employee Policies.  As soon as reasonably practicable, GED shall prepare a draft of personnel policies and procedures (the “Employee Policies”), including a job classification system with salary levels and scales.  The Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the employees of the Entertainment Center.  GED shall submit the Employee Policies to HRI for prior approval and such approval shall not be unreasonably withheld.  The Employee Policies shall be administered by GED and the grievance procedure shall be administered by a Grievance Committee established by GED.  All such Employee Policies shall comply with applicable law.

5.3          Management Employees.  It is anticipated that GED shall initially hire persons holding the following job titles in connection with the operation of the Entertainment Center and Related Improvements:  General Manager, Chief Accounting Officer, Director of Construction, Director of Operations, Director of Marketing and Director of Human Resources.  Nothing contained herein is intended to limit GED’s right to expand, consolidate or eliminate any of these positions as reasonably necessary to operate the Entertainment Center and Related Improvements.  GED also shall be authorized to employ such employees directly and to be reimbursed, as an Operating Expense, for all costs and expenses reasonably incurred incident to such employment.

5.4          Off-Site Employees.  In performing its obligations hereunder, GED shall have the right to use employees of GED and affiliated companies (“Off-site Employees”) and to allocate and charge as Operating Expenses the actual costs and expenses reasonably incurred with respect to such Off-Site Employees (including reasonable gross salaries, bonuses, benefits, additional pay or severance pay plus all related federal and state payroll taxes, insurance and worker’s compensation) to the extent such employee’s services are necessary in the performance of GED’s obligations hereunder.

5.5          No GED Officer/Director Salaries.  Operating Expenses shall not include the compensation of any officer or director of GED, DSF or HRI, except for expense reimbursements as permitted by this Agreement.

5.6          Employee Background Checks.  A background investigation, in compliance with applicable law, shall be conducted, as soon as reasonably practicable, by GED with respect to each applicant selected for employment.  All costs associated with such background investigations shall constitute an Operating Expense.

5.7          Local Hiring Preference.  GED shall, to the extent permitted by applicable law, give preference in recruiting, training and employment to persons residing in the vicinity of the Property.  GED shall provide training programs for all employees as necessary and the costs of such training shall be an Operating Expense.  Final determination of the qualification of all persons for employment shall be made by GED.

5.8          Delegation of Duties.  GED may, with the prior consent of HRI (which consent shall not be unreasonably withheld), subcontract the duties to be performed by GED pursuant to this Agreement to such third parties as GED may from time to time determine and sublease space within the Entertainment Center to concessionaires or such other third parties.  No subcontract of GED’s duties or sublease of space shall relieve GED of GED’s obligations under this Agreement.

ARTICLE 6
ACCOUNTING AND CASH MANAGEMENT

6.1          Depository Accounts.  HRI shall select a bank or banks (collectively, the “Bank”) which shall receive deposits and maintain the funds generated by operation of the Entertainment Center and Related Improvements and shall establish a custodial account (“the Custodial Account”) into which all Agent Commissions shall be deposited in a timely manner.  HRI shall not make withdrawals from such account and shall cause all account balances to be electronically transferred not less than weekly to such operating accounts established with the Bank as GED deems appropriate to administer the activities conducted on the Property (these accounts are collectively referred to as the “Depository Accounts”).  All such accounts may be subaccounts of a master depository account.

6.2          Deposits to Depository Accounts.  All Gross Revenues and other proceeds arising from the operation of the Entertainment Center and Related Improvements shall be deposited at least once daily (or at such other frequency as HRI and GED shall mutually establish in writing) by GED into the Custodial Account established by HRI pursuant to Section 6.1 and, for this purpose, GED may obtain a bonded transportation service to effect the safe transportation of the receipts to the Bank.  The cost of such transportation service shall be an Operating Expense.

6.3          Disbursement Accounts.  GED shall establish one or more Disbursement Accounts with the Bank and, consistent with and pursuant to this Agreement, have responsibility and authority to make all payments and disbursements authorized by this Agreement.  Except as set forth below, all disbursements shall be made by check or wire transfer and, in the case of disbursements in excess of $5,000, shall be made by check or wire transfer bearing two signatures or verified by two persons who are employees of GED, one being an accounting officer employed in connection with the operation of the Entertainment Center and one being the general manager employed in connection with the operations of Entertainment

Center.

6.4          No Cash Disbursements.  GED shall not make any disbursements of currency or coin from the Disbursement Accounts except for the payment of cash prizes and expenditures from the Cash Contingency Reserve Fund and Petty Cash Fund described below and except as otherwise set forth in this Agreement.  Except as otherwise set forth herein, all other payments or disbursements by GED shall be made by check drawn or wire transfer against a Bank Account signed or authorized in the manner provided in Section 6.3.

6.5          Reserve Funds and Petty Cash Fund.  GED shall establish, using funds deposited into the Depository Accounts, and shall maintain for the benefit of the Entertainment Center operations, a Cash Contingency Reserve Fund, a Cash Prize Reserve Fund and a Petty Cash Fund, each in an amount determined by GED and reasonable to accommodate the purpose of such accounts.  The Cash Contingency Reserve Fund shall be used to make transfers as necessary to the Disbursement Account and the Cash Prize Reserve Fund.  The Cash Prize Reserve Fund shall be established to pay prizes to players of the Video Lottery Machines.  The Petty Cash Fund shall be used for miscellaneous small expenditures relating to the operations of the Entertainment Center and Related Improvements and shall be maintained at the Entertainment Center under the control of the general manager.

6.6          Transfers Between Accounts.  GED shall have the authority to cause the transfer of funds from the Depository Accounts to the Disbursement Accounts in order to maintain balances in the Disbursement Accounts to pay Operating Expenses, Management Fees, Rental Payments, to service outstanding indebtedness, to make appropriate disbursements to HRI, and to pay all fees and reimbursements payable to GED pursuant to this Agreement.  Subject to Section 6.3, GED is authorized to make any transfers authorized by this Agreement by check or by wire, in GED’s discretion.  GED also may provide for payments by means of automatic withdrawal; however, arrangements in this regard shall require the prior reasonable written approval of HRI.

6.7          Disbursement of Management Fees.  On or before the fifteenth (15th) day of each calendar month after the Initial Installment Date, GED is authorized by HRI to pay itself the Management Fees from the Disbursement Accounts and to pay other fees and expenses payable to GED pursuant to this Agreement.

6.8          Nature of Accounts.  All Bank Accounts established pursuant to this Article 6 shall be agency accounts maintained by GED on behalf of HRI.  GED may, in GED’s sole discretion, establish depository accounts with the Bank as depository institution wherein the Bank, as the named depository, shall hold and disburse fees and expenses payable pursuant to this Agreement and distributions to HRI as provided herein pursuant to depository instructions established by GED.  In the event GED determines to establish such depository accounts, HRI agrees to execute such depository or other agreements as are necessary to effectuate the intent of this Section 6.8.

6.9          Payment of Fees and Disbursements.  The Gross Revenues shall be dealt with as follows:

(a)           At least once a day GED shall deposit all Gross Revenues and other monetary proceeds arising from the operation of the Entertainment Center and Related Improvements into the Custodial Account established in accordance with Section 6.1.

(b)           Each day GED shall transfer all of the Gross Win to the State Lottery Fund in accordance with the Act.  The Delaware State Lottery Board shall withdraw such amounts from such proceeds as necessary to pay on behalf of HRI in accordance with the Act (i) gaming taxes, (ii) payments to the Delaware State Lottery for Video Lottery Machines, and (iii) statutory purse supplements payable from Video Lottery Machines and such other sums as required by the Act incident to the operation of the Entertainment Center.  The parties anticipate that the State Lottery Fund then will remit to HRI the net proceeds, after making deductions in accordance with the Act.

(c)           HRI shall, within one (1) business day of receipt of the net proceeds from the State Lottery Fund, deliver such net proceeds to GED.  GED shall use all net proceeds from the foregoing to first pay Operating Expenses as and when they arise.  The remaining funds (the Net Operating Profit) shall be disbursed from the Disbursement Accounts on or prior to the tenth (10th) day of each month for the scheduled items, in the priority listed, set forth below to the extent the same are due, payable and earned:

(i)            To pay GED any accrued and unpaid Interest Payments, and Base Rent Preference Payments;

(ii)           To pay Base Management Fees, Target Bonuses and reimbursable costs and expenses payable pursuant to this Agreement including advances made for Operating Costs pursuant to section 7.6(b) and advances made pursuant to section 18.5 (first to amounts due and owing from prior periods and then to amounts due and owing for the current period);

(iii)          To pay one third (1/3) of the Monthly Land Rental;

(iv)          To establish the Cash Contingency Reserve in such amounts as GED may determine;

(v)           To establish the Petty Cash Fund in such amounts as GED may determine;

(vi)          To prepay Base Rent Preference Payments in inverse order of maturity until the Outstanding Rental Preference Payment Balance has been reduced to the following amounts: (i) on or prior to the first anniversary of the Commencement Date - sixty percent (60%) of the Outstanding Rental Preference Payment Balance as of the Commencement Date; (ii) on or prior to the second anniversary of the Commencement Date - twenty percent (20%) of the Outstanding Rental Preference Payment Balance as of the Commencement Date; and (iii) on or prior to the third anniversary of the Commencement Date - payment in full;

(vii)         To make payments, as follows: (i) eighty percent (80%) of such remaining funds to prepay the Outstanding Rental Preference Payment Balance, until the same is satisfied; and (ii) twenty percent (20%) of such remaining funds to pay HRI the balance of the Monthly Land Rental (or, upon satisfaction of the same, as the case may be) to be applied otherwise by HRI as HRI shall determine;

(viii)        Subject to reimbursement to GED of all advances theretofore made by GED to HRI pursuant to Section 7.7 of this Agreement, to distribute all remaining Net Operating Profits, if any, to HRI.

6.10        Operative Dates.  For purposes of this Article 6, the first year of operations shall begin on the Commencement Date and will end on December 31 of that calendar year.  Each subsequent fiscal year will correspond to each full calendar year for the remainder of the Term hereof (except that, if the Term expires or is otherwise terminated other than on December 31 of a calendar year, the effective date of such expiration or termination shall conclude the then current fiscal year).

6.11        Financial Statements.  GED shall prepare and provide to HRI on a monthly, quarterly and annual basis, financial statements,

including balance sheets, income and expense statements setting forth in reasonable detail all Gross Revenues, Operating Expenses and Net Operating Profit, statements of changes in cash position and any other schedules as may be reasonably requested from time to time by HRI.  Monthly financial statements shall be provided to HRI within thirty (30) days following the end of each month.  After the first full year of operations the financial statements shall be prepared to reflect comparative results.  The parties hereto shall select a nationally recognized independent certified public accounting firm to perform an annual audit of the books and records of the operations of the Entertainment Center and Related Improvements and of all contracts for supplies, services or concessions which comprise the Operating Expenses.  The cost of such audits shall be an Operating Expense.  HRI also shall have the right, at its sole cost and expense, to perform special or independent audits of all financial records of GED as HRI elects.  Audits of the financial statements of GED may be provided to all applicable federal and state reporting agencies, as required by law, and may be used by GED for reporting purposes under federal and state securities laws, if required.

6.12        Books of Account.  GED shall maintain the books and records required hereunder in accordance with the accounting practices of GED (provided that the same are in conformity with generally accepted accounting principles) consistently applied and shall adopt and follow the fiscal accounting periods utilized by GED in its normal course of business (i.e. a fiscal quarter and fiscal year).  Such books of account shall be maintained at a location at the Entertainment Center and at such other locations as may be determined by GED.  Duly authorized agents of HRI shall have access to the daily operations of the Entertainment Center and shall have the right to inspect, examine, and copy all such books and supporting business records as HRI reasonably requests.  Nothing contained herein is intended to restrict GED’s right to utilize centralized accounting services for the Entertainment Center.  The books of account shall reflect detailed day-to-day operations of the Entertainment Center and Related Improvements and shall utilize accounting systems and procedures which, at a minimum: (i) include a system of internal accounting controls; (ii) permit preparation of financial statements in accordance with generally accepted accounting principles; (iii) be susceptible to audit; (iv) permit the calculation and payment of Base Management Fees, Target Bonuses and expense reimbursements in accordance with the terms of this Agreement and all other sums due GED pursuant to the Transaction Documents; and (v) provide for the allocation of Operating Expenses allowed pursuant to this Agreement.

ARTICLE 7
MANAGEMENT FEES

7.1          Base Management Fees.  In consideration for the services rendered pursuant to this Agreement, GED shall be entitled to the following Base Management Fees to be paid in accordance with Section 6.9:

(1)           Three percent (3.0%) of the first Four Hundred Sixteen Thousand Six Hundred Sixty Six and 00/100 Dollars ($416,666.00) of any Gross Revenues generated by the operations of the Entertainment Center and Related Improvements during any calendar month; plus

(2)           Three and one-half percent (3.5%) of any Gross Revenues between Four Hundred Sixteen Thousand Six Hundred Sixty Six and 00/100 Dollars ($416,666.00) and Eight Hundred Thirty Three Thousand Three Hundred Thirty Three and 00/100 Dollars ($833,333.00) generated by the operations of Entertainment Center and Related Improvements during any calendar month; plus

(3)           Four percent (4.0%) of any Gross Revenues exceeding Eight Hundred Thirty Three Thousand Three Hundred Thirty Three and 00/100 Dollars ($833,333.00) generated by the operations of the Entertainment Center and Related Improvements during any calendar month.

7.2          Deferral of Base Management Fee.  The Base Management Fee shall be deferred and not paid in any month in which the Net Operating Profit is less than One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00).  Base Management Fees which are deferred pursuant to this Section 7.2 shall be paid in the next month in which there is Net Operating Profit after payment of obligations having priority pursuant to Section 6.9(c).

7.3          Target Bonus.  In addition to the Base Management Fee, GED shall be paid the following Target Bonuses:

(1)           Ten percent (10%) of any Net Operating Profit between One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000.00) and Four Hundred Sixteen Thousand Six Hundred Sixty Six and 00/100 Dollars ($416,666.00) generated by the operations of Entertainment Center and Related Improvements during any calendar month, plus

(2)           Twelve and one-half percent (12.5%) of any Net Operating Profit between Four Hundred Sixteen Thousand Six Hundred Sixty Six and 00/100 Dollars ($416,666.00) and Eight Hundred Thirty Three Thousand Three Hundred Thirty Three and 00/100 Dollars ($833,333.00) generated by the operations of the Entertainment Center and Related Improvements during any calendar month, plus

(3)           Fifteen percent (15.0%) of any Net Operating Profit exceeding Eight Hundred Thirty Three Thousand Three Hundred

Thirty Three and 00/100 Dollars ($833,333.00) during any calendar month.

The Target Bonus shall be calculated at the end of each calendar month for which this Agreement is effective and shall be paid in accordance with Section 6.9.

7.4          Annual Reconciliation.  Within ninety (90) days after the end of each calendar year during the term hereof, GED shall furnish to HRI a written statement setting forth the amounts paid pursuant to this Agreement, including the Base Management Fee, Target Bonus, payments actually made for the applicable year under the Lease/Leaseback Agreement, the Net Operating Profit for that year, and the Base Management Fee, Target Bonus, Lease/Leaseback payment payable for that year when calculated on an annualized basis.  To the extent that GED has not actually received the Base Management Fee and Target Bonus payments due for the particular calendar year when calculated on an annualized basis, or any other charges due for that year, HRI, to the extent HRI has received funds under Section 6.9(c)(vii) and (viii) shall pay to GED the deficiency at the time the annual statement is due together with interest, at the Interest Rate, accruing from the date of such deficient payment.  To the extent that the total Management Fees actually paid in the applicable year exceed the Management Fees payable on an annualized basis, or other charges actually due that year, such excess first shall be paid to GED (together with interest thereon accruing at the Interest Rate from the date of any such excess) to the extent of accrued but unpaid amounts due GED under this Agreement for prior years (with priority being given to the earliest such year and, within that year, to amounts owed when classified pursuant to Section 6.9(c)).

7.5          Off-Site Employees, Travel and Out-of-Pocket Expenses.  GED shall be reimbursed for all of the reasonable and actual costs incurred by GED with respect to services performed by Off-Site Employees as set forth in Section 5.4, and for all reasonable travel and out-of-pocket expenses of GED’s directors, officers, employees or agents reasonably incurred in the performance of this Agreement.  Such reimbursement shall be in addition to all other fees, expenses or costs which are reimbursable or payable pursuant to this Agreement or the other Transaction Documents.  Unless otherwise specified herein or therein, all such expenses shall be capitalized or charged as Operating Expenses of the Entertainment Center consistent with generally accepted accounting principles.  Such fees, expenses or costs shall be calculated and paid to GED on a monthly basis.

7.6          Start-Up Advances.

(a)           All initial Soft Costs associated with planning, constructing and developing the Entertainment Center and Related Improvements, including all costs and expenses incurred by GED in furtherance thereof, shall be charged as a cost of developing the Entertainment Center.

(b)           Thereafter, payment by GED of all costs, fees and expenses provided for herein are conditioned upon the existence of sufficient Gross Revenues to enable GED to pay all such costs, fees and expenses.  If Gross Revenues are not sufficient to pay all costs, fees and expenses required to operate the Entertainment Center, GED may advance funds to pay such costs, fees and expenses.  GED shall be paid or reimbursed with interest in accordance with Section 6.9 and from the next available Gross Revenues, for money paid or property or services contributed or advanced by GED pursuant to this Agreement or the other Transaction Documents.  Interest shall be calculated at the Interest Rate.

7.7          Continuing Advances.  Annually during the Term, GED shall advance to HRI the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) toward the costs incurred by HRI incident to conducting live harness racing activities on the Harness Racing Premises.  Such aggregate annual advance shall be disbursed to HRI in nine (9) weekly installments, the first such installment - in the amount of Thirty Thousand and 00/100 Dollars ($30,000.00) - being payable to HRI on or before noon, local time, on Friday of the first racing week-end after Labor Day, and subsequent installments - each in the amount of Fifteen Thousand and 00/100 Dollars ($15,000.00) - being payable to HRI on or before noon, local time, on Friday of each succeeding week.

ARTICLE 8
INSURANCE

8.1          Obligation to Insure.  HRI, directly or through DSF, shall be obligated to insure the Property including the Entertainment Center and Related Improvements in such amounts as may be required by this Agreement.  The cost of insurance in respect of the Entertainment Center and Related Improvements shall be an Operating Expense and shall be paid from or reimbursed from the Disbursement Account.  The cost of insurance covering all other areas of the Property shall not be an Operating Expense or otherwise chargeable to GED.  All such insurance policies shall name GED as an additional loss payee during the term of this Agreement.

8.2          Construction Period.  During the course of new construction or substantial remodeling on the GED Premises, GED shall obtain builders risk insurance, on an “all risk” basis (including collapse) and on a non-reporting form, for the full replacement value covering the interests of HRI and GED in all work incorporated into the GED Premises, all material and equipment on or about the GED Premises or environs, and all new construction and remodeling in respect of the Entertainment Center and Related Improvements.  All material and equipment in any off-site storage location intended for permanent use in the Entertainment Center or the Related Improvements, or incident to the construction thereof, shall be insured on an “all risk” basis as soon as the same are delivered to such off-site locations.  The cost of the insurance required pursuant to this Section shall be an Operating Expense.

8.3          Insurance Minimums.  The insurance obtained pursuant to Section 8.1 shall meet at least the following minimum types and amounts of insurance (which may be included under a blanket insurance policy if all other terms hereof are satisfied), in addition to such other coverages as HRI and GED shall mutually determine:

(a)           Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the GED Premises are in a location designated by the Federal Secretary of Housing and Urban Development as a flood hazard area), earthquakes (if the GED Premises are in an area subject to destructive earthquakes within recorded history), boiler explosion (if there is any boiler upon the GED Premises), sprinkler damage, all matters covered by a standard extended coverage endorsement and such other risks as GED may require, insuring the GED Premises, the equipment and all improvements thereon for not less than their full insurable replacement cost.

(b)           Comprehensive public liability and property damage insurance, including a products liability clause and pollution legal liability insurance, covering bodily injury liability, property damage liability, automobile bodily injury and property damage liability, and tank leakage for sudden and accidental as well as gradual occurrences (to the extent that such insurance can be obtained at non-prohibitive rates), including, without limitation, any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets or sidewalks and insurance insuring against liability arising from the sale of liquor, beer or wine on the GED Premises.  Such insurance policy or policies referred to in these subparagraphs  (a) and  (b) shall contain a “severability of interest” clause or endorsement which precludes the insurer from denying the claim as a result of the negligence or other acts of the other, shall be in amounts of not less than $10,000,000 per personal injury and occurrence with respect to any insured liability, whether for personal injury or property damage, or such higher limits as HRI and GED mutually establish from time to time, and shall be in form and substance satisfactory to HRI and to GED.

(c)           Workmen’s compensation, employer’s liability and such other insurance as may be necessary to comply with applicable laws.

(d)           Fidelity bonds covering all officers, employees and other persons handling funds in connection with the operations of the Entertainment Center and Related Improvements against all losses, including all losses, including theft, embezzlement and fraud, in an amount of not less than $100,000.

(e)           Rent, loss or business interruption insurance, upon completion of the Entertainment Center, covering the exposures referred to above, in the amount of not less than $5,000,000 plus the fees payable pursuant to the Agreement.

(f)            All insurance policies required to be obtained by either HRI or GED hereunder shall:

(i)            Provide for a waiver of subrogation by the insurer as to claims against GED or HRI, as the case may be, or their respective employees and agents;

(ii)           Provide that such insurances cannot be unreasonably canceled, invalidated or suspended on account of the conduct of HRI, GED, or their respective officers, directors, employees or agents;

(iii)          Provide that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by either HRI or GED, as the case may be, and that the insurance policy shall not be brought into contribution with insurance maintained by HRI or GED, as the case may be;

(iv)          Provide that the policy of insurance shall not be terminated, canceled or substantially modified without at least thirty (30) days prior written notice to HRI, GED and any lender covered by any standard mortgage clause endorsement in effect;

(v)           Provide that the insurer shall not have the option to restore the GED Premises if HRI or GED elects to terminate this Agreement in accordance with the terms hereof;

(vi)          Be issued by insurance companies having a rating in Best’s Insurance Guide of Class VI or better and a minimum credit rating of A- or better at the time of issuance and any renewal; and

(vii)         Provide that HRI or GED, whichever is not the policy owner under such insurance, be designated as an additional named insured and loss payee as the interests of HRI or GED, as the case may be, may appear.

HRI shall provide or cause others to provide to GED certification of insurance or copies of insurance policies maintained by HRI, directly or through others, evidencing that insurance satisfying the requirements of this Agreement is in effect at all times.  Otherwise, GED may, upon written notification to HRI, directly undertake to obtain any or all such insurance required of HRI by this Article, and HRI shall reimburse GED for insurance required on all areas of the GED Premises other than those areas occupied by the Entertainment Center and Related Improvements.

GED shall provide or cause others to provide to HRI certification of insurance or copies of insurance policies maintained by GED, directly or through others, evidencing that insurance satisfying the requirements of this Agreement is in effect at all times.  Otherwise, HRI may, upon written notification to GED, directly undertake to obtain any or all such insurance required of GED by this Article, and GED shall reimburse HRI for the cost to HRI of the same as an Operating Expense.

ARTICLE 9
LIENS AND ENCUMBRANCES

9.1          Sale, Transfers, Mortgages and Liens by HRI.  HRI shall not transfer HRI’s rights under this Agreement or in the Entertainment Center or any asset related thereto or any interest of HRI therein or hereto whether voluntarily, involuntarily, or by operation of law, unless:  (a) GED shall have previously consented thereto in writing; or (b) if such Transfer involves a pledge, mortgage, encumbrance, security interest, consensual lien or hypothecation, the party in whose favor such interest is created enters into an agreement with GED providing that for so long as GED performs in accordance with the terms of this Agreement, such party shall recognize the rights of GED and take no action to disturb the interests of GED hereunder, in each case in form and substance satisfactory to GED; or (c) if such Transfer involves a sale, assignment, transfer or divestment of any of HRI’s interest hereunder, in each case in form and substance satisfactory to GED, the purchaser, assignee, transferee or recipient of such interest enters into an agreement with GED providing that such assignee shall take no action which would interfere with the rights of GED hereunder.  A consent of GED to any one Transfer shall not be deemed a consent to or waiver of GED’s right to condition any future Transfer upon GED’s consent to the same.

9.2          Sale, Transfers, Mortgages and Liens by GED.  GED shall not Transfer GED’s rights hereunder, in whole or in part, without HRI’s prior written consent (which consent HRI may not unreasonably withhold) and any purported Transfer by GED, without the prior consent of HRI, shall be null and void and without legal effect.  A consent of HRI to any one Transfer shall not be deemed a consent to or waiver of HRI’s right to condition any future Transfer upon HRI’s consent to the same.

ARTICLE 10
DAMAGE, CONDEMNATION OR IMPOSSIBILITY

10.1        Generally.  If, during the term of this Agreement, the Entertainment Center or the Related Improvements are damaged or destroyed, in whole or in part, by fire, war, or other casualty, or by an Act of God, or taken by condemnation or sold under threat of condemnation, or if the operation of Video Lottery Machines at the Entertainment Center is prohibited as a result of legislation (including failure to extend or reenact the Act) or decision of a court of competent jurisdiction, GED shall have the right either:  To terminate this Agreement or, in the context of a casualty or condemnation, to utilize or cause HRI to utilize any insurance for condemnation proceeds to restore or replace the Entertainment Center and Related Improvements and to reopen the operations of the same.  If GED elects to reconstruct the Entertainment Center and if the insurance proceeds or condemnation awards are insufficient to reconstruct the Entertainment Center and Related Improvements, GED may, in GED’s sole discretion, supply such additional funds as are necessary to reconstruct the Entertainment Center and Related Improvements as provided in the Lease/Leaseback Agreement.  If the insurance proceeds are not used to repair the Entertainment Center, HRI and GED shall jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or awards shall be applied first to resolve all obligations under the Lease/Leaseback, second, to pay any accrued but unpaid Management Fees; third, to repay any other monies extended by, or payable to, GED pursuant to this Agreement; fourth to repay any other loans obtained by GED in connection with the Entertainment Center; and, fifth, to repay any applicable termination fee to GED.  Any remaining amounts shall be paid over to HRI.

If, within one (1) year after a period of cessation of operation of Video Lottery Machines at the Entertainment Center pursuant to Section 10.1 or a default by HRI, the re-commencement of operation of Video Lottery Machines becomes possible, the period of such cessation shall not be deemed to have been part of the Term and the date of expiration of the Term shall be extended by the number of days of such cessation period.

10.2        Release and Forgiveness.  Until all amounts due to GED under the Lease/Leaseback are repaid in full, GED shall have the right to determine whether and to what extent the Entertainment Center is economically viable and the highest and best use of the Entertainment Center.  In order to maintain economic viability of the Entertainment Center, GED shall have the right, with the prior consent of HRI (which consent shall not be unreasonably withheld) and subject to the terms of the DSF/HRI Lease and the terms of the Lease/Leaseback, to determine the size and scope of (i) the Entertainment Center and (ii) the business conducted by or on any portion of the Entertainment Center.  In the event GED reasonably determines that all or any portion of the Entertainment Center is not economically viable or cannot otherwise determine a highest and best use of the Entertainment Center, GED may, upon forty-five (45) days prior written notice to HRI, terminate GED’s prospective obligations under this Agreement first accruing after the effective date of such termination.

ARTICLE 11
TRADE NAMES, MARKS AND CONFIDENTIAL INFORMATION

11.1        Project Name.  The Entertainment Center shall be operated under the name Delaware State Fair Entertainment Center or such other business name as the parties may agree (the “Enterprise Name”).

11.2        Trade Names, Trade Marks and Service Marks.  Prior to the Commencement Date, the parties shall determine the trade names, trade marks and service marks (“the “Marks”) to be used in connection with the operation of the Entertainment Center and from time to time during the Term, GED agrees to erect and install, and HRI agrees to allow or cause others to allow, GED, subject to HRI’s consent which shall not be unreasonably withheld, to install, in accordance with local codes and regulations, all signs GED deems necessary in, on or about the Property (including, without limitation, signs bearing one or more of the Marks) to facilitate the operation of the Entertainment Center and Related Improvements.  The costs of purchasing, leasing, transporting, constructing, maintaining and installing any such signs and systems shall constitute an Operating Expense.  To the extent the Marks are not GED Marks (as determined pursuant to the terms of Section 11.3), ownership of the Marks shall, for all purposes, belong exclusively to HRI.

11.3        GED Marks.  HRI agrees, subject to HRI’s ownership rights in the Marks referenced in Section 11.2, to recognize the exclusive ownership of GED or its Affiliates in and to all of GED’s or such Affiliates’ respective service marks, trademarks, copyrights, trade names, patents or similar rights or registrations now or hereafter held or applied for in connection therewith (collectively, the “GED Marks”).  HRI hereby disclaims any right or interest in the GED Marks regardless of any legal protection afforded thereto and acknowledges that the GED Marks may not be used in connection with the Entertainment Center without the prior consent of GED and that GED shall have sole discretion to determine which of GED Marks shall be so used.  HRI covenants that, in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by GED or otherwise, HRI shall not hold itself out as, or continue operation of the Entertainment Center as a facility managed by GED nor shall HRI utilize any GED Marks or any variant thereof in the operation of the Entertainment Center.  HRI further agrees that GED may, on reasonable terms established by HRI, thereafter enter the GED Premises and remove all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with GED or which carry any GED Mark.  HRI further agrees that HRI shall not, without the prior written consent of GED, use the GED Marks or GED name or any variation thereof, directly or indirect, in connection with (a) a private or public sale of securities or other comparable means of financing, or (b) press releases or other public communications.

11.4        Confidential Information.  HRI and GED each agree that any information received concerning the other party hereto during the performance of this Agreement, regarding such other party’s organization, financial matters, marketing plans or other information of a propriety nature, shall be treated by both parties in full confidence and shall not be disclosed to any third party other than the Delaware State Lottery Commission, any other gaming commission which has jurisdiction over either party, the Securities and Exchange Commission, the NASD or as otherwise expressly required by the laws or regulations of any legal authority having jurisdiction, direct or indirect, over any party hereto.  HRI acknowledges that certain of GED’s Affiliates are publicly traded companies, that certain gaming licenses are currently issued to and held by GED or its Affiliates, and that GED or its Affiliates may, in the future, apply for additional gaming licenses.  Accordingly, GED is subject to certain laws or regulations, which may require GED to disclose private or otherwise confidential information about HRI or the operations of the Entertainment Center.  HRI hereby consents to such disclosure as long as the same, in each instance, is approved, in advance and in writing, by HRI, the Delaware State Lottery Commission and every governmental authority having jurisdiction over HRI in the context of HRI operations with respect to which disclosure by GED is proposed.  HRI further agrees to refrain from any action which may affect the licenses issued to GED or its Affiliates by jurisdictions other than Delaware.

11.5        Proprietary Information of GED.  HRI agrees that GED has the sole and exclusive right, title and ownership to (i) certain proprietary information, techniques and methods of administration, management and operation of gaming enterprises; (ii) certain proprietary information, techniques and methods of training employees; and (iii) certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems, all of which will or have been developed and/or acquired through the expenditure of time, money and effort and which GED and its Affiliates maintain as confidential and as a trade secret(s) (collectively, the “Proprietary Information”).  HRI shall maintain the confidentiality of such Proprietary Information and, upon termination of this Agreement, shall return the same to GED (including, without limitation, documents, notes, memoranda, lists, computer programs and any summaries of such Proprietary Information) to the extent the same then remains in HRI’s possession, custody or control.

11.6        Employment Solicitation Restriction Upon Termination.  HRI agrees that HRI, without GED’s prior written approval, shall not solicit at any time during the Term of this Agreement the employment of GED’s employees or any individuals employed at the Entertainment Center.  HRI further agrees, absent a GED default, that HRI shall not employ GED’s management personnel within twelve (12) months immediately following expiration of this Agreement.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1        Representations and Warranties of HRI.  As an inducement to GED to execute this Agreement, HRI represents, warrants and covenants to GED the truth and accuracy of the matters set forth in this Section 12.1.

(a)           Due Organization.  HRI is duly formed and validly existing in good standing as a corporation in the State of Delaware.

(b)           Authority.  HRI has full power and authority under its Certificate of Incorporation, by-laws, the Act or otherwise to execute, deliver and perform HRI’s obligations the Transaction Documents and HRI’s execution of the same has been duly authorized.

(c)           Licenses, Permits and Authorizations.  To the best of HRI’s knowledge and belief, all certificates, permits, licenses, approvals and other authorizations of any other government bodies or authorities (including all permits, licenses and approvals required by the Gaming Regulations) currently available to HRI and necessary for HRI’s execution, delivery and performance of this Agreement or any of the other Transaction Documents have been obtained and are in full force and effect.  HRI further agrees that HRI shall use best efforts to obtain any and all of the foregoing not currently available to HRI but necessary to fulfill HRI’s obligations under the Transaction Documents.

(d)           No Conflict.  To the best of HRI’s knowledge and belief, the execution, delivery and performance of this Agreement will not result in a material breach of or constitute a default under any mortgage, deed of trust, lease, loan or credit agreement, or any other agreement to which HRI is a party or by which HRI or any of HRI’s assets may be bound or affected, nor will the execution of, delivery of and performance of this Agreement and the other Transaction Documents conflict with, or result in a material breach of, any present order, rule or regulation applicable to HRI.

(e)           Title to Property.  HRI holds good and marketable leasehold title to the Property, free and clear of all liens, claims and encumbrances.

(f)            Good Standing.  HRI is not in material violation of its Certificate of Incorporation, bylaws or other organization documents and, to the best of HRI’s knowledge and belief, is not in default under or in breach of, or know of the occurrence of any event which, with the giving of notice or the lapse of time or both, would constitute a default under or breach of, any term or condition of any agreement or instrument to which HRI is a party or by which any HRI assets are bound.

(g)           Litigation.  Except as otherwise disclosed to GED in writing, there are no judgments filed, or actions, suits, investigations or proceedings pending or, to the knowledge of HRI, threatened, against or affecting HRI, at law or in equity, which would have a material adverse effect on the business, assets, financial condition, of HRI (including, without limitation, HRI’s operation of the Entertainment Center).

(h)           Violations.  HRI has no knowledge of any violations or notices of violations of any federal or state law or municipal ordinance or order or requirement of the state of Delaware or any municipal or department or other governmental authority having, or claiming to have jurisdiction over the GED Premises which in any way relate to or affect the GED Premises and, to the best of HRI’s knowledge, HRI is in compliance with all Gaming Regulations now in effect.

(i)            Hazardous Wastes. Except as otherwise disclosed to GED in writing: (i) In respect of the GED Premises, HRI has neither used nor permitted the use of, and shall not use or permit the use of, whether directly or through contractors, agents or tenants and to the best of HRI’s knowledge, the GED Premises have not at any time been used for generating, transporting, treating, storing, manufacturing, emitting, or disposing of any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances as defined in any Environment Law (“Hazardous Materials”).  (ii) Neither HRI nor the GED Premises has been the subject of any investigation or report, which in any way pertain to Hazardous Materials.  (iii) In connection with the proposed Entertainment Center, HRI, to the best of HRI’s knowledge, has not violated nor is currently violating any Environmental Law and the GED Premises are not listed in the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites nor any other list, schedule, log, inventory or record of Hazardous Materials or hazardous waste sites, whether maintained by the United States Government or any state or local agency, nor do the existing improvements on the GED Premises contain any formaldehyde, urea or asbestos.  (iv) To the best of HRI’s knowledge and belief, no asbestos or asbestos-containing materials have been installed, used, incorporated into or disposed of on the GED Premises in violation of any Environmental Laws or which in their current state are in violation of any Environmental Laws and no polychlorinated biphenyls (“PCBs”) are located on the GED Premises in the form of electrical transformers, cooling oils or any other device or form which, in their current state, are in violation of any Environmental Laws.  (v) To the best of HRI’s knowledge and belief, no underground storage tanks are presently located or were located on the GED Premises and subsequently removed or filled, except those tanks which HRI has disclosed in writing to GED (by size, location, age and substance contained therein, whether in existence, removed or filled).  (vi) Likewise, to the best of HRI’s knowledge and belief, no dump, sanitary landfill or gasoline service station is or was located on the GED Premises nor are the GED Premises located in a 100-year flood plain, as determined by the Federal Emergency Management Agency (“FEMA”) or the Federal Insurance Administration (“FIA”).

HRI agrees to indemnify and reimburse GED, its successors and assigns, for any breach of these representations and warranties and from any loss, damage, expense or cost arising out of or incurred by GED which is the result of a breach of, misstatement of or misrepresentation of the above covenants, representations and warranties, or for any loss, damage, expense or cost sustained as a result of there being located on the GED Premises any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, or any formaldehyde, urea or asbestos, together with reasonable attorneys’ fees incurred in connection with the defense of any action against GED arising out of the above.  These covenants, representations, warranties and indemnities shall be deemed continuing covenants, representations, warranties and indemnities running with the land for the benefit of GED, and any successors and assigns of GED notwithstanding the termination of this Agreement.

(j)            DSF/HRI Lease.  A true and complete copy of the DSF/HRI Lease is attached hereto as Exhibit “D” and such lease is in good standing and free from default.  HRI hereby agrees not to surrender, terminate, alter or amend the DSF/HRI Lease without the prior written consent of GED.

(k)           Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by HRI and is the legal, valid and binding obligation of HRI, enforceable against HRI in accordance with the terms set forth herein, subject to all legal and equitable rights, remedies, and defenses available to HRI.

12.2        Representations and Warranties of GED.  As an inducement to HRI to execute this Agreement, GED represents, warrants and covenants to HRI the truth and accuracy of the matters set forth in this Section 12.2.

(a)           Due Organization.  GED is duly formed and validly existing in good standing as a limited liability company in the State of Delaware.

(b)           Authority of GED.  GED has full power and authority under its Certificate of Formation, Limited Liability Company Agreement and otherwise to execute, deliver and perform its obligations under this Agreement.

(c)           Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by GED and is the legal, valid and binding obligation of GED, enforceable against GED in accordance with the terms set forth herein, subject to all legal and equitable rights, remedies, and defenses available to GED.

(d)           Licenses, Permits and Authorizations.  To the best of GED’s knowledge and belief, all certificates, permits, licenses, approvals and other authorizations which are necessary for the execution, delivery and performance of this Agreement by GED have been obtained and are in full force and effect or good faith efforts shall be used to obtain the same as appropriate.

(e)           No Conflict.  To the best of GED’s knowledge and belief, execution of, delivery of and performance of this Agreement shall not result in a breach of or constitute a default under any mortgage, deed of trust, lease, loan or credit agreement, or any other agreement to which GED is a party or by which GED may be bound or affected, nor shall the execution of, delivery of and performance of this Agreement conflict with or result in a breach of any present order, rule or regulation applicable to GED.

(f)            Good Standing.  GED is not in material violation of its Certificate of Formation, Limited Liability Company Agreement, bylaws or other organizational documents and is not in default under or in breach of, or knows of the occurrence of, any event which, with the giving of notice or the lapse of time or both, would constitute a default under or breach of, any term or condition of any agreement or instrument to which GED is a party or by which GED’s assets is bound or which would have a material adverse effect upon GED or GED’s assets.

ARTICLE 13
ADDITIONAL COVENANTS OF HRI AND GED

As an inducement to the execution of this Agreement and the other Transaction Documents, the parties hereby covenant and agree that, so long as this Agreement is in force and effect:

13.1        Avoidance of Breach of Representations, Warranties, Etc.

(a)           HRI shall not take or suffer any action which will cause the HRI representations, warranties, covenants and agreements contained herein or in the other Transaction Documents to be untrue in any material respect and shall inform GED of any material change to information previously provided by HRI to GED.

(b)           GED shall not take or suffer any action which will cause the GED representations, warranties, covenants and agreements contained herein or in the other Transaction Documents to be untrue in any material respect and shall inform HRI of any material change to information previously provided by GED to HRI.

13.2        Taxes and Other Liabilities.

(a)           To the extent that the funds originating from the operations of the Entertainment Center and Related Improvements are within the control of HRI under the terms of this Agreement, HRI shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against HRI or the GED Premises or the operation of Video Lottery Machines; provided however, that taxes and assessments made against the Entertainment Center or Related Improvements shall be paid or reimbursed as an Operating Expense.

(b)           To the extent that the funds originating from the operations of the Entertainment Center and Related Improvements are within the control of GED under the terms of this Agreement, GED shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against GED or the GED Premises, the operation of Video Lottery Machines; provided however, that taxes and assessments made against the Entertainment Center or Related Improvements shall be paid or reimbursed as an Operating Expense.

13.3        Certain Notices.

(a)           HRI shall promptly notify GED of the occurrence of any event or condition which, if not remedied, could result in a material adverse change in the financial condition of HRI.  HRI shall furnish to GED as soon as possible and in any event within seven (7) days after HRI has obtained actual knowledge of the occurrence of an Event of Default, or an event which with the giving of notice or lapse of time or both would constitute an Event of Default, which is continuing on the date of such statement, a statement signed by HRI setting forth details of such Event of Default or event and the action which HRI has taken, is taking or proposes to take to correct the same.

(b)           GED shall promptly notify HRI of the occurrence of any event or condition which, if not remedied, could result in a material adverse change in the financial condition of GED.  GED shall furnish to HRI as soon as possible and in any event within seven (7) days after GED has obtained actual knowledge of the occurrence of an Event of Default, or an event which with the giving of notice or lapse of time or both would constitute an Event of Default, which is continuing on the date of such statement, a statement signed by GED setting forth details of such Event of

Default or event and the action which GED has taken, is taking or proposes to take to correct the same.

13.4        Other Agreements.

(a)           As reasonably requested by GED, HRI shall execute, deliver and perform under such additional agreements, contracts, powers of attorney, permits, licenses and other documents and instruments and otherwise hereafter participate as reasonably necessary to facilitate the operation and improvement of the Entertainment Center and Related Improvements (including, but not limited to, assistance to GED in obtaining necessary permits).  In addition, HRI agrees at all times during the term of this Agreement to conduct harness racing activities in accordance with applicable law so as to permit HRI to conduct gaming activities under the Act and at all times to comply materially with all of the provisions of this Agreement and the other Transaction Documents.

(b)         As reasonably requested by HRI, GED shall execute, deliver and perform under such additional agreements, contracts, powers of attorney, permits, licenses and other documents and instruments and otherwise hereafter participate as reasonably necessary to facilitate the operation and improvement of the Entertainment Center and Related Improvements (including, but not limited to, assistance to HRI in obtaining necessary permits).  GED agrees at all times to comply materially with all of the provisions of this Agreement and the other Transaction Documents.

13.5        Comply with Laws.

(a)           HRI shall comply with all applicable laws, ordinances, orders and regulations and shall deliver to GED copies of, and comply with, all notices of violations of law, ordinances, orders, regulations or the like that are issued by, filed by or served by, any governmental authority having (or claiming to have) jurisdiction over HRI or the GED Premises.  HRI shall use reasonable efforts to obtain any necessary licenses and remain licensed and shall assist GED or such third persons as GED may determine to become licensed and shall assist GED or such third persons as GED may determine to become licensed and shall take such other reasonable action as necessary to conduct gaming on the GED Premises to the fullest extent authorized by Delaware law and in a manner which will maximize Gross Revenues, and/or Net Operating Profits.  HRI shall not take any action which materially interferes with the operation of the Entertainment Center or Related Improvements or with the conduct of gaming at the Property whether pursuant to the Act, this Agreement, the other Transaction Documents or otherwise.

(b)           GED shall comply with all applicable laws, ordinances, orders and regulations and shall deliver to HRI copies of, and comply with, all notices of violations of law, ordinances,

orders, regulations or the like that are issued by, filed by or served by, any governmental authority having (or claiming to have) jurisdiction over GED or the GED Premises.  GED shall use reasonable efforts to obtain any necessary licenses and remain licensed and shall assist HRI or such third persons as HRI may determine to become licensed and shall assist HRI or such third persons as HRI may determine to become licensed and shall take such other reasonable action as necessary to perform under the terms of this Agreement to the fullest extent authorized by Delaware law and in a manner which will maximize Gross Revenues, and/or Net Operating Profits.  GED shall not take any action which materially interferes with the operation of the Entertainment Center or Related Improvements or with the conduct of gaming at the Property whether pursuant to the Act, this Agreement, the other Transaction Documents or otherwise.

13.6        File Reports.

(a)           HRI shall promptly and timely file any and all filings, reports, certificates and applications and obtain any and all approvals of governmental agencies which GED reasonably determines necessary or appropriate for HRI to enter into and perform this Agreement and the other Transaction Documents.

(b)           GED shall promptly and timely file any and all filings, reports, certificates and applications and obtain any and all approvals of governmental agencies which HRI reasonably determines necessary or appropriate for GED to enter into and perform this Agreement and the other Transaction Documents.

13.7        Further Assurances.

(a)           HRI shall execute and deliver from time to time, promptly after any reasonable request therefor by GED, any and all instruments, agreements and documents necessary and shall take such other action as GED may, from time to time, reasonably deem necessary or desirable to accomplish the intent of this Agreement and the other Transaction Documents.  It is the understanding and intention of the parties that operation of the Entertainment Center shall conform to and comply with all applicable gaming statutes in the State of Delaware, including the Act.  The parties agree to execute such additional amendments or agreements to conform to any requirements of Delaware law as GED may determine.  Except as otherwise set forth in the DSF/HRI Lease and the Sublease and Leaseback Agreement, HRI has made no agreements with any third party which would adversely affect the operation of the Entertainment Center.

(b)           GED shall execute and deliver from time to time, promptly after any reasonable request therefor by HRI, any and all instruments, agreements and documents necessary and shall take such other action as HRI may, from time to time, reasonably deem necessary or desirable to accomplish the intent of this Agreement and the other Transaction Documents.  It is the understanding and intention of the parties that management of the Entertainment Center shall conform to and comply with all applicable gaming statutes in the State of Delaware, including the Act.  The parties agree to execute such additional amendments or agreements to conform to any requirements of Delaware law as HRI may determine.  Except as otherwise set forth in the DSF/HRI Lease and the Sublease and Leaseback Agreement, GED has made no agreements with any third party which would adversely affect the operation of the Entertainment Center.

13.8        Future Acts.

(a)           HRI shall not, without the prior written consent of the GED, take any action which will or would be likely to adversely affect the operation of the Entertainment Center, the ability of GED to perform hereunder and/or GED’s rights under this Agreement or the other Transaction Documents.  HRI also shall defend and maintain HRI’s title interest, to the extent thereof (following final execution of the Transaction Documents) to the GED Premises, the Entertainment Center and the other Improvements.

(b)           GED shall not, without the prior written consent of the HRI, take any action which will or would be likely to adversely affect the operation of the Entertainment Center, the ability of HRI to perform hereunder and/or HRI’s rights under this Agreement or the other Transaction Documents.  GED also shall defend and maintain GED’s title interest, to the present extent thereof (following final execution of the Transaction Documents) to the GED Premises, the Entertainment Center and the other Improvements.

13.9        No Amendments.

(a)           HRI shall not knowing consent or acquiesce in any amendment of any Transaction Document or take any action affecting the rights or obligations between the parties and shall not act or agree to knowingly waive or affect any such rights except in each case with the prior written consent of GED.

(b)           GED shall not knowing consent or acquiesce in any amendment of any Transaction Document or take any action affecting the rights or obligations between the parties and shall not act or agree to knowingly waive or affect any such rights except in each case with the prior written consent of HRI.

13.10      No Damage to Property.

(a)           HRI shall not willfully or negligently take any action or fail to take any action, the result of which is to impair the structural integrity, operating efficiency, economic value or aesthetic quality of the Entertainment Center or the Related Improvements.

(b)           GED shall not willfully or negligently take any action or fail to take any action, the result of which is to impair the structural integrity, operating efficiency, economic value or aesthetic quality of the Entertainment Center or the Related Improvements.

13.11      Notice of Defaults.

(a)           HRI shall provide GED with prompt written notice of any material default or violation of any agreement to which HRI is a party and as to which HRI has notice, including any mortgage or security agreement encumbering any real or personal property of HRI.

(b)           GED shall provide HRI with prompt written notice of any material default or violation of any agreement to which GED is a party and as to which GED has notice, including any mortgage or security agreement encumbering any real or personal property of GED.

13.12      Litigation.

(a)           HRI shall provide GED with notice of any pending, threatened or contemplated action, suit or proceeding before or by any court or any federal, state or local governmental authority or agency which may have jurisdiction over HRI, or to which the GED Premises may be subject, which may result in any material adverse change in the condition (financial or otherwise), business or prospects of the transactions proposed herein or might materially adversely affect any of the property or assets to be constructed or managed in connection with this Agreement.

(b)           GED shall provide HRI with notice of any pending, threatened or contemplated action, suit or proceeding before or by any court or any federal, state or local governmental authority or agency which may have jurisdiction over GED, or to which the GED Premises may be subject, which may result in any material adverse change in the condition (financial or otherwise), business or prospects of the transactions proposed herein or might materially adversely affect any of the property or assets to be constructed or managed in connection with this Agreement.

13.13      Records.  GED shall, in a manner acceptable to HRI and in compliance with the Gaming Regulations, set up and maintain accurate and complete books, accounts and records pertaining to the operation, of the Entertainment Center and Related Improvements.  Such records shall be kept and maintained according to generally acceptable accounting principles and practices applied on a basis consistent with prior periods.  HRI or its designated representatives shall have access to such books, accounts and records at all reasonable times.

ARTICLE 14

OTHER CONDITIONS

14.1        The parties each agree to use best efforts to satisfy the following conditions within the respective time frames designated:

(a)           Respective counsel for HRI and for GED shall deliver opinion letters, in form and substance satisfactory to counsel for the recipient party, within sixty (60) days after the date hereof.

(b)           HRI and GED shall deliver to one another their respective organizational documents within sixty (60) days after the date hereof.

(c)           HRI shall furnish to GED, within sixty (60) days after the date hereof, evidence satisfactory to GED that DSF holds good, marketable and insurable fee simple title to the Property and that HRI holds a good, marketable and insurable leasehold estate to HRI’s interest in the Property (including proof of the existence of appurtenant easements to serve the Entertainment Center as GED may require), free of any lien or encumbrance subject only to such exceptions as may be approved in writing by GED.

(d)           Within thirty (30) days after the completion of the construction of the Improvements, each party shall receive evidence satisfactory to such party that the Entertainment Center and Related Improvements, as well as the intended operation thereof, comply with applicable zoning ordinances, building codes, environmental laws, Gaming Regulations, developmental and subdivision regulations, any applicable restrictive covenants, and other ordinances, laws and regulations.

(e)           Within three (3) months after the date hereof, each party shall have approved the Plans and received satisfactory evidence that the Plans, including any modifications thereof, have been approved by all requisite governmental authorities prior to commencement of any work pursuant thereto and that all such approvals are in full force and effect.

(f)            Each party, within thirty (30) days after completion of the Improvements and Related Improvements, shall receive an “as-built” survey, prepared by a registered land surveyor or engineer, of the Entertainment Center and the Common Areas or such other satisfactory assurances of title and use of the Entertainment Center, the Related Improvements and Common Areas as may be acceptable to such party.  All surveys required hereunder shall contain a certificate in favor of, and be in a form and substance satisfactory to, each party (the costs of obtaining such surveys and assurances of title to be an Operating Expense).

(g)           Within one hundred twenty (120) days after the date hereof, each party shall receive satisfactory evidence that all permits required in order to construct the Improvements within the budget established by GED shall be available when necessary.

(h)           Within thirty (30) days after final completion of the Improvements and Related Improvements, each party shall have received satisfactory evidence that all permits, including, without limitation, occupancy permits, required by any governmental authority to authorize the occupancy and use of the Improvements and the Related Improvements, as contemplated by this Agreement, have been issued.

(i)            Within thirty (30) days after completion of the Improvements and Related Improvements, HRI shall receive all necessary licenses and take all other necessary action to comply with the Gaming Regulations and to permit the conduct of gaming permitted by the Act to the fullest extent permitted by law.

ARTICLE 15

TERMINATION; DEFAULT; REMEDIES

15.1        Termination.

(a)           This Agreement may be terminated upon the mutual written consent of the parties upon such terms and conditions as the parties may agree in writing.

(b)           GED may terminate this Agreement on forty-five (45) days prior written notice if, in its reasonable opinion, Video Lottery Machines cannot be operated at the Entertainment Center in a manner which will provide an acceptable return to GED.  In the event that GED terminates this Agreement pursuant to this Section 15.1(b), GED shall remain liable for all expenses related to the operation of the Entertainment Center and Related Improvements for which GED has committed prior to the effective date of termination.

(c)           For purposes of this Agreement, the occurrence of any one or more of the following shall constitute a Default or an Event of Default under this Agreement:

(i)            Failure to Pay When Due.  The failure to pay any sums when due hereunder or under the other Transaction Documents except when such failure is the result of the Entertainment Center failing to generate sufficient Gross Revenues to make such payment.

(ii)           Breach of Agreements.  The material breach (and failure to cure after notice) of any term or condition of this Agreement or any other Transaction Document.

(iii)          Bankruptcy or Insolvency.  The bankruptcy or insolvency of either party hereto which involves any of the following:

(A)          A party, admits in writing, such party’s inability to pay its debts when due, or makes an assignment for the benefit of creditors; or a party hereto, applies for or consents to the appointment of any receiver, trustee or similar officer for a party hereto to cover all or any portion of such party’s assets; or a party hereto institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement or readjustment or debts, dissolution, liquidation or similar proceedings relating to such party under the laws of any jurisdiction;

(B)           If a receiver, trustee or similar officer is appointed for a party hereto, and for all or any portion of the assets of such party without the application or consent of the other party hereto, and such appointment continues undischarged for a period of fifteen (15) days (whether or not consecutive); or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings is instituted (by petition, application or otherwise) against such debtor party hereto and remains undismissed for a period of fifteen (15) days (whether or not consecutive); or

(C)           If any governmental authority, or any court takes possession of any substantial part of the Entertainment Center or Related Improvements or assumes control over, the affairs or operations of, or a receiver or trustee is appointed over, all or any substantial part of, or a writ or order of attachment or garnishment is issued or made against the Entertainment Center or Related Improvements, and any such writ or order of attachment or garnishment remains undischarged for a period of fifteen (15) days,

(iv)          Representation or Warranty.  Any representation or warranty made by a party hereto in connection with this Agreement or any other Transaction Document is materially false or, although true when made, becomes materially false.

(v)           Injunction.  An order or decree shall be entered in any court of competent jurisdiction enjoining or restraining the consummation of the transactions contemplated by this Agreement or any other Transaction Document, which order or decree is not vacated within sixty (60) days after such order is entered.

(vi)          Wrongful Acts.  If any officer, director, employee or agent of GED, or HRI is convicted of, or commits any act which constitutes (a) fraud, embezzlement, misappropriation, dishonesty or breach of trust, or (b) a felony or any action involving moral turpitude, provided however, a breach pursuant to this Section shall be deemed cured when GED or HRI terminates any such person within ten (10) days after receipt of notice of the conviction.

(vii)         Gaming Regulations.  HRI shall violate any term or provision of the Gaming Regulations or the Gaming Regulations are amended, repealed or are no longer in existence, the effect of which impairs the continued operation of the Entertainment Center; provided, however, that such violation shall not be an Event of Default by HRI if such violation is a direct result of a violation of such Gaming Regulations by GED.

(viii)        Litigation.  Any suit shall be filed against either party which, if adversely determined, could impair the ability of that party to perform each and every one of such party’s obligations under and by virtue of this Agreement and the other Transaction Documents.

15.2        Notice and Cure Periods.  Except for defaults involving Events of Default described in Section 15.1(c)(iii), any default is curable and shall be deemed cured, if the defaulting party cures such default within thirty (30) days after receipt of notice of default; provided, however, that if a default cannot reasonably be cured within thirty (30) days, the party alleged to have defaulted shall have an additional period of thirty (30) days to cure the default if the party alleged to have defaulted immediately commenced efforts to cure such default and diligently continued such cure efforts to completion.  The discontinuance or correction of a breach shall constitute a cure thereof.  Breach of an obligation to pay money shall give rise to an Event of Default upon the expiration of any applicable cure period referenced in this Article 15.

15.3        Remedies.

(a)           Upon the occurrence of an Event of Default with respect to HRI, GED, as GED’s exclusive alternative remedies for breach of this Agreement, may either:  (i) terminate this Agreement; (ii) petition a court of competent jurisdiction for an injunction to cause the Owner and/or HRI, as the case may be, to take or refrain from taking any and all such action as shall be necessary or appropriate to cure such Event of Default; or (iii)

require HRI to pay to GED, until the earlier of:  (A) the Outstanding Rental Preference Payment Balance shall have been repaid in full or (B) fifteen (15) years after the Commencement Date, any and all net revenues received by HRI which are in any way related to the Entertainment Center Premises.  For the purposes of this Section, the term “revenues” shall include, but not be limited to, all rentals, royalties, licenses or other payments with respect to the use of the Entertainment Center Premises or any revenues received as a result of a Transfer of any interest in the Entertainment Center Premises and the term “net revenues” shall mean revenues net of all expenses directly attributable to revenues.  With respect to the remedies granted by this Section, HRI hereby acknowledges that GED will, by virtue of the limitation of liability of HRI hereunder and the limitation of GED’s remedies for an Event of Default, have insufficient monetary remedies for the breach of covenants and conditions of HRI contained in this Agreement.  As a result, HRI hereby acknowledges that GED shall be entitled, if HRI defaults with respect to HRI’s obligations under this Agreement, to petition for and receive such injunctive relief as a court of competent jurisdiction shall deem appropriate.  HRI hereby further irrevocably agrees, upon the occurrence of an Event of Default attributable to HRI, to take no such action which shall in any way contest GED’s right to such injunctive relief.

(b)           In the event GED properly terminates operation of the Entertainment Center in accordance with the terms of this Agreement, GED shall be entitled to the return of the Furniture, Fixtures and Equipment (or any replacements thereof by GED during the Term).  Provided, however, HRI shall receive credit against any Outstanding Rental Preference Balance for the then fair market value of the Furniture, Fixtures and Equipment returned to GED.  If the parties cannot agree upon the then fair market value of the Furniture, Fixtures and Equipment, the then fair market value shall be determined by arbitration as provided for herein and the Furniture, Fixtures and Equipment shall not be removed from the Entertainment Center Premises until the then fair market value is so determined.

(c)           Subject to the provisions of this Agreement, all rights and remedies of the parties provided for in this Agreement are cumulative and shall be in addition to any and all of the rights and remedies available under any other Transaction Document.  No exercise by either party of any right or remedy shall in any way constitute a cure or a waiver of any Event of Default hereunder, or invalidate any action pursuant to any notice of default, or prejudice such party in the exercise of any other available right or remedy.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy shall operate as a waiver or otherwise preclude enforcement of any of such party’s rights or remedies, nor shall any single or partial exercise of any right or remedy preclude any further exercise thereof or of any other right or remedy.  An election to pursue specific performance of this Agreement or other equitable remedies or to require payments as set forth in 15.3(a)(iii) above shall not preclude GED from providing notice of termination pursuant to Subsection 15.3(a)(i) of this Section.  GED shall in no event be entitled, directly or indirectly, by way of an action for damages or otherwise, to obtain a judgment or other lien against the Property (or any portion or component thereof).

(d)           Upon the occurrence of an Event of Default, GED, may, but shall not be required to perform any further services under this Agreement.  In the event GED properly discontinues operation of the Entertainment Center in accordance with the terms of this Agreement, GED shall not be subject to any liability of any nature whatsoever relating to the Entertainment Center.  Each party hereby agrees to execute all documents and take such other action as the other party may request to enforce such other party’s rights under this Agreement.

(e)           All remedies shall survive termination of this Agreement.

15.4        Conclusion of Term.  Upon expiration or earlier termination of the Term or the termination of this Agreement, in addition to other rights under this Agreement:

(a)           Transition.  If termination occurs at any time other than upon the conclusion of its Term, GED shall, within a reasonable period of not less than sixty (60) days, transition management of the Entertainment Center to HRI or HRI’s designee.  In addition, funds in any Bank accounts described in Article VI shall be used (i) first, to pay all current and accrued Operating Expenses, (ii) second, to pay amounts then due GED under the Lease/Leaseback, (iii) third, to pay accrued but unpaid Management Fees; and (iv) fourth, to pay or reimburse GED for other sums due under this Agreement or any other Transaction Document.

(b)           Undistributed Net Operating Profits.  With respect to net Operating Profits which have accrued but have not been distributed under this Agreement on conclusion of the Term, GED shall receive the same Base Management Fee and Target Bonus which GED would have received had the distribution occurred during the Term.

ARTICLE 16

ARBITRATION AND ENFORCEMENT

16.1        Arbitration.  All controversies or claims arising out of or relating to this Agreement or the any other document entered into in connection with the transaction contemplated herein, whether sounding in contract, tort or otherwise, shall be adjudicated exclusively by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American

Arbitration Association (the “AAA”) then in effect.  The arbitration hearing shall take place in Dover, Delaware or such other place as the parties may agree.  In such an arbitration proceeding, each party shall appoint an arbitrator within ten (10) days of receipt of demand for arbitration and the two arbitrators shall mutually appoint a third arbitrator within ten (10) days of their appointment.  If either party fails or refuses to appoint an arbitrator within such ten (10) day period, the arbitrator appointed by the other party shall be the sole arbitrator.  If the two arbitrators are unable to agree on the appointment of a third arbitrator within ten (10) days, the third arbitrator shall be appointed by the AAA.  All arbitrators appointed pursuant to this Section 16.1 shall be experienced and knowledgeable in gaming generally.  The decision of a majority of the members of the arbitration panel (or a single arbitrator, as the case may be due to a default in appointment) shall be final, binding and unappealable.

16.2        Judicial Enforcement of Arbitration.  If judicial proceedings are brought to compel arbitration or enforce binding arbitration as set forth in the Commercial Arbitration Rules of the American Arbitration Association to enforce the obligations of the parties under this Agreement or the other Transaction Documents, such proceedings shall be brought in any court of competent jurisdiction with preference for a United States District Court.  This Agreement may be enforced as set forth in this Section and in Section 16.1.

16.3        Trial by Jury; Venue.  EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION WITH REGARD TO OR ARISING UNDER THIS AGREEMENT.  IN THE EVENT ANY PARTY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE EXCEPT TO ENFORCE AN ARBITRATION AWARD SUCH CASE SHALL BE DISMISSED WITH PREJUDICE.

16.4        Legal Fees.  Except as otherwise set forth herein, GED and HRI each agree to pay their respective attorneys’ fees and legal expenses incurred in connection with negotiation of this Agreement.  The prevailing party in any litigation or arbitration commenced as a result of this Agreement or the other Transaction Documents shall be entitled to receive from the nonprevailing party, as directed by the judge or arbitrator as the case may be, payment of reasonable legal fees and other expenses incurred by the prevailing party as a result of such proceeding.

ARTICLE 17

INDEMNIFICATION

17.1        HRI shall and hereby agrees to, indemnify and save GED, its legal representatives, members, employees, successors and assigns harmless from and against any and all claims, fees, charges, actions, expenses, liabilities, damages or losses whatsoever including, without limitation, reasonable attorney’s fees, arising from any wrongful acts or omissions of HRI or any of the agents or representatives of HRI in connection with this Agreement.  The indemnities and obligations herein provided shall continue in full force and effect notwithstanding the termination of this Agreement.  HRI shall give GED prompt written notice of any matter with respect to which GED is entitled to indemnification hereunder.

17.2        GED shall, and hereby agrees to, indemnify and save HRI, its legal representatives, successors and assigns harmless from and against any and all claims, fees, charges, actions, expenses, liabilities, damages or losses whatsoever including, without limitation, reasonable attorney’s fees, arising from any wrongful acts or omissions of GED or any of GED’s agents or representatives in connection with this Agreement.  The indemnities and obligations herein provided shall continue in full force and effect notwithstanding the termination of this Agreement.  GED shall give HRI prompt written notice of any matter with respect to which HRI is entitled to indemnification hereunder.

ARTICLE 18

MISCELLANEOUS

18.1        Successors and Assigns.

(a)           GED may assign this Agreement and/or the other Transaction Documents or any of GED’s rights hereunder or thereunder without the prior consent of HRI, but in all events, no such assignment shall relieve GED or the Guarantors hereinafter identified and signatory to this Agreement of liability for performance of GED’s obligations hereunder or thereunder unless HRI otherwise agrees in writing.  Subject to the foregoing, the terms and provisions of this Agreement and all of the other Transaction Documents shall be binding upon and inure to the benefit of GED and HRI as well as their respective permitted successors and assigns.

(b)           “Assign” for purposes of this Section 18.1, shall mean any sale, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, transfer or divestiture, the effect of which is to grant to another an interest in GED’s rights (or attempt to transfer GED’s rights) under this Agreement or to impose upon another (or attempt to impose upon another) GED’s obligations hereunder, either directly or indirectly, and shall include, without limitation, any change in the identify of GED by way of merger or otherwise.

18.2        Entire Agreement.  This Agreement and the other Transaction Documents, constitute the entire agreement between the parties and there are no other representations, warranties or agreements except as herein provided.

18.3        Amendments.  This Agreement may not be amended or modified in any manner nor may any provision be waived without the written consent of both parties hereto.

18.4        Notices.  Any notice, request, demand or other communication permitted or required hereunder shall be in writing, shall be given to all other parties hereto, and shall be deemed duly given (i) on the day of delivery if hand delivered by courier or otherwise, (ii) on the second business day after mailing if sent via overnight mail, or (iii) three business days after the post marked date if mailed postage prepaid, certified or registered, addressed to the address of a party set forth below.

Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the notice sent.  By giving to the other parties hereto at least ten (10) days’ notice thereof, any party hereto shall have the right from time to time and at any time during the term of this Agreement to change such party’s address and shall have the right to specify as such party’s address any other address in the United States of America.

Each notice to GED shall be address as follows:

Gaming Entertainment (Delaware), L.L.C.

55 Technology Way

West Greenwich, RI 02817

Attn:  Chairman, GTECH Corporation

With copies to:

Mary V.  Brennan, Esq.

Gaming Entertainment (Delaware), L.L.C.

74900 Highway 111, Suite 125

Indian Wells, California 92210; and

Office of General Counsel

GTECH Corporation

55 Technology Way

West Greenwich, RI 02817

Each notice to GTECH, Guarantor, shall be addressed as follows:

GTECH Corporation

55 Technology Way

West Greenwich, RI 02817

Attn:  Chairman, GTECH Corporation

With copies to:

Mary V.  Brennan, Esq.

Gaming Entertainment (Delaware), L.L.C.

74900 Highway 111, Suite 125

Indian Wells, California 92210; and

Office of General Counsel

GTECH Corporation

55 Technology Way

West Greenwich, RI 02817

Each notice to FHR, Guarantor, shall be addressed as follows:

Full House Resorts

c/o Deadwood Gulch Resort

Highway 85 South

Deadwood Gulch, SD 57732

With a copy to;

Paul Berkowitz, Esq.

Greenberg, Traurig

1221 Brickell Ave.

Miami, FL 33131

Each notice to HRI shall be addressed as follows:

Harrington Raceway, Inc.

P.O. Box 28

Harrington, DE 19952

Attn:  President

With a copy to:

Craig A.  Karsnitz, Esquire

E. Scott Bradley, Esquire

110 W. Pine Street

P.O. Box 594

Georgetown, DE 19947

18.5        Expenses.  If the Related Improvements extend beyond the foot print of the Entertainment Center, HRI agrees to pay, or otherwise to provide for payment, to GED a pro rata portion of the cost of such Related Improvements to the extent HRI or other tenants of the Property (other than tenants acting under or through GED) will benefit from such improvements.  To the extent GED or the Entertainment Center provides services or programs which the DSF, HRI and/or other tenants of the Property (other than tenants acting under or through GED) will benefit, HRI agrees to pay, or to cause others to reimburse the operations of the Entertainment Center a portion of such expenditure commensurate with the extent to which

DSF, HRI or such other tenants can reasonably be expected to benefit from such services or programs.  To the extent that GED has and will continue (with the prior written approval of HRI) to advance sums prior to the Commencement Date, including, without limitation, a $150,000 advance for operating costs not related to the Entertainment Center and $25,000 to be advanced for legal services related to structuring the transactions set forth herein, HRI agrees that all such expenditures and/or disbursements shall be Operating Expenses or shall be considered an advance under Section 3.5 of the SubLease and Leaseback Agreement.

18.6        Waiver.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.  No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other rights, powers or privileges.

18.7        Severability.  The provisions of this Agreement are severable.  If any provision in this Agreement is found invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in anyway be affected or impaired thereby.  Any unenforceable provisions may be reformed in accordance with the dispute resolution provisions set forth in this Agreement.

18.8        Construction Generally.  This Agreement is a long-term commercial agreement between sophisticated parties which has been entered into by the parties in reliance upon the economic and legal bargains contained herein.  This Agreement shall be interpreted and construed in a fair and impartial manner without regard to which party prepared the instruments, the relative bargaining powers of the parties or the domicile of any party.

18.9        Titles and Headings.  The various headings used in this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement or any provision hereof.

18.10      Choice of Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by the internal laws of the State of Delaware.

18.11      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

18.12      Time is of the Essence.  Time is of the essence of this Agreement and each and very provision hereof.

18.13      No Partnership.  No term of this Agreement is intended, nor shall the same be deemed or construed, to create a partnership between or among the Operator or the Owner, to make them joint venturers, nor to make GED in any way responsible for the debts or losses of the Operator and/or the Owner.

18.14      Termination.  Upon termination of this Agreement, whether resulting from expiration of the Term or otherwise, the only financial obligation of HRI to GED shall be that obligation, if any, arising pursuant to Section 15.3(a) of this Agreement; and, such termination shall not terminate the respective obligations of the parties pursuant to Article 17 hereof, which shall survive until all such obligations are satisfied.

18.15     Recording.  The parties hereto agree that neither party shall record this Agreement or, without the prior written consent of the other party hereto, any other document referencing this Agreement, in the real property records where the Property is located and, further agree that, if either party (“the recording party”) shall do so, the other party hereto (“the other party”) shall be entitled, at any time while this Agreement or such other document remains of record, to terminate this Agreement effective on or after such recordation date (as established by the other party in such other party’s notice to the recording party effected in accordance with Section 18.4).

18.16     Exhibits.  All Exhibits identified in this Agreement are incorporated herein by reference.

18.17     Curative Moneys Expended.  Under the DSF/GED Nondisturbance Agreement, GED has the right, but not the obligation, to cure defaults by HRI under the DSF/HRI Lease.  Any moneys expended by GED with respect to such curative actions shall be offset and deducted from any payment obligations of GED to HRI under Section 6.9 hereof; provided, however, that any amounts deducted by GED pursuant to Section 5.16 of the Sublease may not be again deducted pursuant to this provision.

ARTICLE 19
GUARANTY

19.1        Guarantors hereby guarantee, jointly and severally, the payment of all amounts or payments due HRI under or pursuant to this Agreement and all other provisions of this instrument, together with all financial obligations of GED under or pursuant to the Sublease and Leaseback, and the performance of every covenant on the part of GED to be performed under the terms of the Sublease and Leaseback as well as every covenant on the part of GED to be performed under the terms of this Agreement.

IN WITNESS WHEREOF, HRI and GED, and the undersigned Guarantors have caused this Agreement to be executed and delivered under their respective seals as of the date first above written.

ATTEST:		HARRINGTON RACEWAY, INC.

/s/ Dennis S. Hazzard	BY:	/s/ Jack Walls	(SEAL)
Secretary

GAMING ENTERTAINMENT (DELAWARE), L.L.C., by its Members, as follows:

ATTEST:		GTECH GAMING SUBSIDIARY 2 CORPORATION

/s/ Michael C. Lightman	BY:	/s/ John E. Taylor	(SEAL)
		Name:	John E. Taylor
		Title:	Assistant to the Chairman

ATTEST:		FULL HOUSE SUBSIDIARY, INC.

/s/ William P. McComas	BY:	/s/ Allen Paulson	(SEAL)
		Name:	Allen Paulson
		Title:	Chairman

ATTEST:		FULL HOUSE JOINT VENTURE SUBSIDIARY, INC.

/s/ William P. McComas	BY:	/s/ Allen Paulson	(SEAL)
		Name:	Allen Paulson
		Title:	Chairman

[JOINDER PAGE FOLLOWS]

ATTEST:		GTECH GAMING SUBSIDIARY 1 CORPORATION

/s/ Michael C. Lightman	BY:	/s/ John E. Taylor	(SEAL)
		Name:	John E. Taylor
		Title:	Assistant to the Chairman

COUNTERPART 2 OF 8 COUNTERPARTS

Joinder

The undersigned, in consideration of the benefits accruing to each of the same by reason of the transaction documented by this Agreement (the receipt and sufficiency of such consideration being hereby acknowledged by each of the undersigned), join in the execution of this Agreement to confirm the respective obligations of the undersigned, as guarantors, pursuant to the terms of Article 19 hereof.

GUARANTORS

ATTEST:		FULL HOUSE RESORTS, INC.

/s/ William P McComas	BY:	/s/ Allen Paulson	(SEAL)
		Name:	Allen Paulson
		Title:	Chairman

ATTEST:		GTECH CORPORATION

/s/ Michael C. Lightman	BY:	/s/ John E. Taylor	(SEAL)
		Name:	John E. Taylor
		Title:	Assistant to the Chairman

COUNTERPART 2 OF 8 COUNTERPARTS